EXHIBIT 21.1
LIST OF SUBSIDIARIES OF BLUE VALLEY BAN CORP.
Exhibit 21.1
Blue Valley Ban Corp.
Subsidiaries of the Registrant
Subsidiaries of Blue Valley Ban Corp.
1.	Bank of Blue Valley — Incorporated in Kansas

2.	Blue Valley Building Corp. — Incorporated in Kansas

3.	BVBC Capital Trust II — Organized under the laws of the State of Delaware

4.	BVBC Capital Trust III — Organized under the laws of the State of Delaware

5.	Blue Valley Insurance Services, Inc. — Incorporated in Kansas
Subsidiary of Bank of Blue Valley
1.	Blue Valley Investment Corporation — Incorporated in Kansas

2.	BBV Accommodations, LLC — Incorporated in Kansas